                        STOCK PURCHASE AND SALE AGREEMENT

                                      AMONG

                           LEWIS TEXTILES CORPORATION

                                       AND

                         BELDING HEMINWAY COMPANY, INC.,

                             RELATING TO THE SALE OF

                        ALL OF THE ISSUED AND OUTSTANDING

                                  CAPITAL STOCK

                                       OF

                          BELDING HAUSMAN INCORPORATED,

                    SOUTHAMPTON TEXTILE COMPANY, INCORPORATED

                                       AND

                         BELDING REAL ESTATE CORPORATION

                                  JULY 12, 1996




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                                TABLE OF CONTENTS



                                                                                       Page(s)
                                                                                       -------

        1.     Sale and Purchase of Shares.................................................  1
               1.1    Sale of Shares.......................................................  1
               1.2    Purchase Price.......................................................  1
               1.3    Delivery of the Shares...............................................  1
               1.4    Seller Service Agreement.............................................  1
               1.5    Employment Agreements................................................  2
               1.6    Transition Services Agreement........................................  2
               1.7    Lease Agreement......................................................  2
               1.8    Noncompetition Agreement.............................................  2
               1.9    Purchase Price Adjustment............................................  2
               1.10   Escrow...............................................................  6

        2.     Closing; Closing Date; Effective Date.......................................  6

        3.     Representations and Warranties of Seller....................................  7
               3.1    Due Incorporation and Qualification..................................  7
               3.2    Capitalization; Ownership of the Shares; Etc.........................  7
               3.3    Authority............................................................  8
               3.4    Subsidiaries and Other Affiliates....................................  9
               3.5    Articles of Incorporation and By-laws................................  9
               3.6    Financial Statements.................................................  9
               3.7    No Material Adverse Change........................................... 10
               3.8    Tax Matters.......................................................... 10
               3.9    Compliance With Laws................................................. 11
               3.10   Permits.............................................................. 11
               3.11   No Breach............................................................ 12
               3.12   Actions and Proceedings.............................................. 13
               3.13   Contracts and Other Agreements....................................... 13
               3.14   Real Estate.......................................................... 15
               3.15   Tangible Property.................................................... 16
               3.16   Intangible Property.................................................. 16
               3.17   Right to Assets...................................................... 17
               3.18   Liens................................................................ 17
               3.19   Liabilities.......................................................... 17
               3.20   Suppliers and Customers.............................................. 18
               3.21   Employee Matters..................................................... 18
               3.22   Employee Benefit Plans .............................................. 21
               3.23   Insurance............................................................ 22
               3.24   Operations of the Companies.......................................... 22
               3.25   Potential Conflicts of Interest...................................... 25
               3.26   Bank, Brokers and Proxies............................................ 26
               3.27   Restrictive Agreements............................................... 27
               3.28   Product Liability.................................................... 27
               3.29   Accounts and Notes Receivable........................................ 27
               3.30   Consents............................................................. 27
               3.31   Full Disclosure...................................................... 27
               3.32   Materiality.......................................................... 28






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

        4.     Representations and Warranties of Buyer..................................... 28
               4.1    Due Incorporation.................................................... 28
               4.2    Corporate Power of Buyer............................................. 28
               4.3    Purchase for Investment.............................................. 28
               4.4    Net Worth and Cash................................................... 28
               4.5    Financing............................................................ 29

        5.     Seller's Covenants and Agreements........................................... 29
               5.1    Conduct of Business.................................................. 29
               5.2    Insurance............................................................ 29
               5.3    Preservation of Business............................................. 30
               5.4    Corporate Examinations and Investigations............................ 30
               5.5    1995 Tax Returns..................................................... 30
               5.6    Payment of Debts; Release............................................ 31

        6.     Parties' Covenants and Agreement............................................ 31
               6.1    Consent to Jurisdiction and Service of Process....................... 31
               6.2    Fees and Expenses.................................................... 32
               6.3    Indemnification of Brokerage......................................... 33
               6.4    Code Section 338(h)(10) Election..................................... 34
               6.5    Severance Benefits................................................... 34
               6.6    Employee Benefits of Buyer........................................... 34
               6.7    Further Assurances................................................... 35
               6.8    Belding Mark......................................................... 36

        7.     Conditions Precedent to the Obligation of Buyer to
               Close....................................................................... 36
               7.1    Representations, Warranties and Covenants............................ 36
               7.2    No Material Adverse Change........................................... 36
               7.3    Governmental Permits and Approvals................................... 37
               7.4    Third Party Consents; Releases....................................... 37
               7.5    Opinion of Counsel to Seller and the Company......................... 37
               7.6    Resignations of Directors............................................ 37
               7.7    Litigation........................................................... 37
               7.8    Delivery of Stock Certificates; Transfer Taxes....................... 37
               7.9    Approval of Counsel to Buyer......................................... 38
               7.10   Employment Agreements................................................ 38
               7.11   Other Documents...................................................... 38
               7.12   Minute Books and Stock Transfer Ledgers.............................. 39
               7.13   Financing............................................................ 39
               7.14   Discontinuation of Participation..................................... 39

        8.     Conditions Precedent to the Obligation of Seller to
               Close....................................................................... 39
               8.1    Representations and Covenants........................................ 39
               8.2    Opinion of Counsel to Buyer.......................................... 39
               8.3    Litigation........................................................... 40
               8.4    Releases............................................................. 40
               8.5    Approval of Counsel to the Seller.................................... 40
               8.6    Fairness Opinion..................................................... 40
               8.7    Officers Certificate................................................. 40
               8.8    Employment Agreements................................................ 41
               8.9    Employee Releases.................................................... 41

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

               8.10   Other Documents...................................................... 41

        9.     Indemnification............................................................. 41
               9.1    Obligation of Seller to Indemnify.................................... 41
               9.2    Obligation of Buyer to Indemnify..................................... 43
               9.3    Conditions of Indemnification........................................ 43
               9.4    Waiver............................................................... 45
               9.5    Remedies Not Exclusive............................................... 45
               9.6    Costs, Expenses and Legal Fees....................................... 45
               9.7    Survival............................................................. 45

        10.    Termination of Agreement.................................................... 46
               10.1   Termination.......................................................... 46
               10.2   Effect Of Termination................................................ 47
               10.3   Other Potential Bidders.............................................. 48

        11.    Confidentiality............................................................. 48
               11.1   Nondisclosure........................................................ 48
               11.2   Compelled Disclosure................................................. 49
               11.3   Discussions with Employees; No Solicitation.......................... 49
               11.4   Insider Trading...................................................... 49

        12.    Miscellaneous............................................................... 49
               12.1   Certain Definitions.................................................. 49
               12.2   Publicity............................................................ 51
               12.3   Notices.............................................................. 51
               12.4   Entire Agreement..................................................... 52
               12.5   Amendments........................................................... 53
               12.6   Governing Law........................................................ 53
               12.7   Binding Effect; No Assignment; No Third Party
                      Beneficiaries........................................................ 53
               12.8   Variations in Pronouns............................................... 53
               12.9   Counterparts......................................................... 53
               12.10 Schedule Disclosures.................................................. 53
               12.11 Exhibits and Schedules................................................ 54
               12.12 Headings.............................................................. 54

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                             Exhibits and Schedules

Exhibit

        1.4           Service Agreement..................................................2, 41
        1.5           Persons to be Employed.........................................2, 38, 41
        1.6           Transition Services Agreement......................................2, 38
        1.7           Lease Agreement....................................................2, 38
        1.8           Noncompetition Agreement...........................................2, 38
        1.10          Escrow Agreement.......................................................6
        3.6.1         BHI Financials.........................................................9
        3.6.2         Interim Financials....................................................10
        7.5           Bryan Cave LLP Opinion................................................37
        7.13          National Bank of Canada Letter........................................39
        8.2           Jackson & Walker, L.L.P. Opinion......................................40

Schedule

        1.9           GAAP Exceptions........................................................3
        1.9.3         Accounting Principles and Practices....................................4
        3.1           Due Incorporation and Qualification....................................7
        3.2           Capitalization; Ownership of Shares, Etc...............................8
        3.3           Consents........................................................8, 9, 12
        3.7           Adverse Changes.......................................................10
        3.8           Tax Claims........................................................10, 11
        3.10          Permits...............................................................12
        3.13          Contracts.........................................................13, 15
        3.14          Real Estate, Leases...............................................14, 15
        3.15          Tangible Property.................................................14, 16
        3.16          Intangible Property...............................................14, 16
        3.17          Right To Assets...................................................17, 38
        3.18          Liens.................................................................17
        3.19          Liabilities...........................................................17
        3.20          Largest Customers and Suppliers.......................................18
        3.21.1        Cash Compensation.............................................14, 18, 29
        3.21.2        Employment Agreements.........................................14, 18, 19
        3.21.3        Employee Policies and Procedures..................................14, 19
        3.21.5        Labor Compliance..................................................14, 19
        3.21.6        Unions................................................................20
        3.22.1        Employee Benefit Plans........................................21, 39, 42
        3.22.6        Medical Claims........................................................22
        3.22.7        Employees Nearing Retirement Eligibility..............................22
        3.23          Insurance.........................................................22, 29
        3.24          Operations........................................................22, 29
        3.25          Conflicts of Interest.................................................25
        3.26          Banks.................................................................26
        3.30          Consents..............................................................27
        5.6           Existing Business Obligations.........................................31
        6.6.3         Estimate of Reserves for MIP
                        and Christmas Bonus Plans...........................................35
        9.1           Excluded Matters......................................................42




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                              TABLE OF DEFINITIONS

Adjustment Amount.............................................................2
Affiliate....................................................................50
Assets........................................................................3
Balance Sheet Date...........................................................10
BHC..........................................................................33
BHI...........................................................................1
BHI Financials................................................................9
BHI Shares....................................................................7
BREC..........................................................................1
BREC Shares...................................................................7
Buyer.........................................................................1
Buyer's 401(k) Plan..........................................................34
Cash Compensation............................................................18
Cause........................................................................34
Closing.......................................................................1
Closing Balance Sheet.........................................................3
Closing Date..................................................................6
Companies.....................................................................1
Company.......................................................................1
Confidential Information.....................................................48
Contracts and other agreements...............................................50
Controlled Group.............................................................21
Determination Date............................................................5
Document or other papers.....................................................50
Effective Date................................................................6
Employee Benefit Plans.......................................................21
Employee Policies and Procedures.............................................19
Employment Agreements.........................................................2
Environment..................................................................50
Environmental................................................................50
Environmental Contaminant....................................................50
Environmental Law or Laws....................................................50
ERISA........................................................................21
Escrow Account................................................................6
Escrow Agent..................................................................6
Escrow Agreemen...............................................................6
Estimated Adjustment Amount...................................................3
Estimated Net Assets..........................................................3
Existing Employment Agreements...............................................18
Fairness Opinion.............................................................40
GAAP..........................................................................3
Indemnifying party...........................................................43
Insurance Policies...........................................................22
Interim Balance Sheet........................................................10
Interim Financials...........................................................10
Inventory.....................................................................3
Investment Bank..............................................................40
IRCA.........................................................................20
Knowledge....................................................................50
Lease Agreement...............................................................2




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

Liabilities...............................................................3, 17
Lien or other encumbrance....................................................50
Loss.........................................................................41
Losses.......................................................................41
MIP and Christmas Bonus Plans................................................35
Net Assets....................................................................3
Net Worth.....................................................................3
Noncompetition Agreement......................................................2
Party to be indemnified......................................................43
Permits......................................................................12
Person.......................................................................50
Property.....................................................................51
Release......................................................................51
Representatives..............................................................48
Seller........................................................................1
Service Agreement..........................................................1, 2
Shares........................................................................1
Tangible Property............................................................16
Textile.......................................................................1
Textile Shares................................................................7
Third Party..................................................................47
Thread Inventory..............................................................4
Transaction..................................................................48
Transferred Employees........................................................18
Transition Services Agreement.................................................2


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                            STOCK PURCHASE AGREEMENT

               AGREEMENT, dated the 12th day of July 1996, among Lewis Textiles Corporation, a Texas corporation ("Buyer"), and Belding Heminway Company, Inc. ("Seller").

               Seller currently owns all of the issued and outstanding shares of the capital stock of Belding Hausman Incorporated, a Delaware corporation ("BHI"), Southampton Textile Company, Incorporated, a Virginia corporation ("Textile"), and Belding Real Estate Corporation, a Delaware corporation ("BREC"). BREC, Textile and BHI are referred to herein, separately, as a "Company" and, collectively, as the "Companies." Such shares of capital stock of the Companies are collectively referred to herein as the "Shares." Seller wishes to sell, and Buyer wishes to purchase, the Shares upon the terms and conditions of this Agreement.

               Accordingly, the parties, each intending to be contractually bound, hereby agree as follows:

1.      SALE AND PURCHASE OF SHARES

        1.1    SALE OF SHARES

               At the closing provided for in Section 2 hereof (the "Closing"), Seller shall sell the Shares to Buyer and Buyer shall purchase the Shares from Seller for the purchase price provided in Section 1.2.

        1.2    PURCHASE PRICE

               The aggregate purchase price payable by Buyer to Seller shall be Nine Million Five Hundred Seventy Five Thousand Dollars ($9,575,000) as adjusted at Closing by the Estimated Adjustment Amount determined in accordance with Section 1.9 below, payable on the Closing Date (as hereinafter defined) by wire transfer of same day funds.

        1.3    DELIVERY OF THE SHARES

               At the Closing, Seller shall deliver to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

        1.4    SELLER SERVICE AGREEMENT

               On or prior to the Closing Date, Textile shall enter into a Service Agreement with Seller in the form


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               annexed hereto as Exhibit 1.4 (the "Service
               Agreement").

        1.5    EMPLOYMENT AGREEMENTS

               On or prior to the Closing Date, BHI shall enter into employment agreements with each of the persons listed in Exhibit 1.5, in substantially the form delivered to such persons on July 2, 1996 (the "Employment Agreements"). The Employment Agreements shall become effective as of the Effective Date and shall thereafter supersede any and all employment agreements or other contracts such persons may have with Seller or any Company, except, with respect to each such person, item numbered three of the first paragraph of the letter agreement dated November 15, 1996 between such person and Seller.

        1.6    TRANSITION SERVICES AGREEMENT

               On or prior to Closing, Seller and Buyer shall enter into a Transition Services Agreement in the form annexed hereto as
               Exhibit 1.6 (the "Transition Services Agreement").

        1.7    LEASE AGREEMENT

               On or prior to Closing, Seller and Buyer shall enter into a Lease Agreement for a portion of that certain real property known as the Virginia Dye House in the form annexed hereto as Exhibit 1.7 (the "Lease Agreement").

        1.8    NONCOMPETITION AGREEMENT

               On or prior to Closing, Seller and Buyer shall enter into a Noncompetition Agreement in the form annexed hereto as Exhibit
               1.8 (the "Noncompetition Agreement").

        1.9    PURCHASE PRICE ADJUSTMENT

               1.9.1 For purposes of this Section 1.9, the following terms shall have the following meanings:

                             "Adjustment Amount" shall mean the amount, if any, by which the Net Assets of the Companies as at and as reflected in the Closing Balance Sheet exceeds or is less than the Estimated Net Assets.


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                             "Assets" shall mean the consolidated assets of the
                             Companies at any given time determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), except as set forth in Schedule 1.9 hereto.

                             "Closing Balance Sheet" shall mean the consolidated balance sheet of the Companies as at the Effective Date.

                             "Estimated Adjustment Amount" shall mean the amount, if any, by which the Estimated Net Assets of the Companies exceeds or is less than $16,400,000.

                             "Estimated Net Assets" shall mean Seller's reasonable estimate at the Effective Date of the Net Assets of the Companies to be reflected in the Closing Balance Sheet.

                             "Inventory" shall mean work in progress and raw materials, stores, finished goods, waste inventory, operating supplies, packaging materials, parts, components, and other similar items related to or used in the business of the Companies, on hand, in transit, in warehouse or otherwise owned by the Companies or either of them. Inventory shall not include Thread Inventory.

                             "Liabilities" shall mean the consolidated liabilities of the Companies at any given time determined in accordance with GAAP, except as set forth in Schedule 1.9 hereto.

                             "Net Assets" shall mean Net Worth (i) plus any cash overdrafts and any of the Companies' accounts payable to Seller, and (ii) minus any cash balances and any of the Companies' accounts receivable from Seller, all as reflected in the Closing Balance Sheet or in accordance with Seller's reasonable estimate for purposes of the Estimated Adjustment Amount.

                             "Net Worth" shall mean the amount, if any, by which the Assets of the Companies at any given time exceeds their Liabilities at such time.


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                             "Thread Inventory" shall mean all greige thread,
                             greige thread in process of being dyed and/or finished, finished thread, formulae, records, shade cards, standards and other tangible and intangible property owned by Seller or a subsidiary of Seller other than the Companies and in the possession of Textile at its Southampton Dye House.

               1.9.2 Beginning on or after June 29, 1996, representatives of Seller and Buyer shall conduct a physical count of the Inventory, and Seller shall expeditiously perform such other procedures with respect to the Assets and Liabilities as are necessary and appropriate for Seller to prepare a Closing Balance Sheet. Seller shall provide Buyer, and Buyer shall provide Seller, full access at all reasonable times after the Closing Date to the Companies' books, records, premises and other materials and Seller's work papers and shall furnish Buyer with such information and assistance as Buyer may reasonably request to verify the Closing Balance Sheet.

               1.9.3 Within forty-five (45) days after the Closing, Seller shall deliver to Buyer the Closing Balance Sheet together with Seller's computation of the Effective Date Net Assets as determined from the Closing Balance Sheet which Seller shall have prepared in accordance with the accounting principles and practices set forth in Schedule 1.9.3 hereto, together with Seller's computation of the Adjustment Amount.

               1.9.4 The Effective Date Net Assets shall be determined from the Closing Balance Sheet and the Effective Date Net Assets and the Adjustment Amount shall be as proposed by Seller unless the Buyer within fifteen (15) days after receipt of the Closing Balance Sheet delivers to Seller a statement signed by Buyer proposing adjustments to the Effective Date Net Assets. If Seller and Buyer fail to agree on the proposed adjustments within ten (10) days after Seller receives the written notice of proposed adjustments, Buyer and Seller shall, as soon as reasonably possible thereafter, employ Deloitte & Touche LLP or, in the event that


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                             Buyer and Seller cannot reach an agreement with
                             such firm on terms of the engagement that are reasonably acceptable to Buyer and Seller, another nationally recognized firm of independent public accountants that is mutually acceptable to Buyer and Seller, to examine the items about which disagreement exists. The determination of the disputed items by such firm shall be made within thirty (30) days of the engagement and shall be binding upon Buyer and Seller. The cost of employing such firm shall be prorated between Buyer and Seller in proportion to the amounts in dispute resolved against each of them. The date the Effective Date Net Assets and the Adjustment Amount are conclusively determined as herein provided is referred to as the "Determination Date".

               1.9.5         Payment of Purchase Price Adjustments.

                      1.9.5.1 At Closing. If the Estimated Net Assets are less than $16,400,000, the purchase price shall be decreased by the Estimated Adjustment Amount at Closing and such purchase price as decreased shall be paid by Buyer at Closing. If the Estimated Net Assets are greater than $16,400,000, the purchase price shall be increased by the Estimated Adjustment Amount at Closing and such purchase price as increased shall be paid by Buyer at Closing.

                      1.9.5.2 Post Closing. If the Effective Date Net Assets are less than the Estimated Net Assets, the Seller shall pay the Adjustment Amount to the Buyer by wire transfer of immediately available funds within fifteen (15) days after the Determination Date. If the Effective Date Net Assets are more than the Estimated Net Assets, the Buyer shall pay the Adjustment Amount to the Seller by wire transfer of immediately available funds within fifteen (15) days after the Determination Date.



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        1.10   ESCROW

               Simultaneously with the execution of this Agreement, Buyer shall deposit the sum of $500,000 into an account (the "Escrow Account") with Jackson & Walker, L.L.P. (the "Escrow Agent") pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 1.10 (the "Escrow Agreement"). The Escrow Agent shall invest the escrowed funds in such manner as Buyer shall provide by written instructions to the Escrow Agent. Interest or dividends, if any, received by the Escrow Agent from the investment of the escrowed funds shall accumulate in the Escrow Account for the benefit of Buyer and shall be paid on a monthly basis and shall not constitute a part of the escrowed funds. The funds in the Escrow Account, in accordance with the terms of the Escrow Agreement, shall be available to satisfy any claims by Seller that Buyer has breached the terms of this Agreement. The Escrow Account shall terminate (i) on the Closing Date, or (ii) in the event the Closing does not occur for any reason, six months after the latest date scheduled for the Closing. On the date the Escrow Account terminates, any amounts in the Escrow Account shall, subject to the terms of the Escrow Agreement, be remitted by the Escrow Agent to Buyer in accordance with Buyer's written instructions.

2.      CLOSING; CLOSING DATE; EFFECTIVE DATE

        The Closing of the sale and purchase of the Shares contemplated hereby shall take place at the offices of Bryan Cave LLP, 245 Park Avenue, New York, New York 10167, at 10:00 A.M. local time on July 12, 1996, or at such other place or such other time or date as Buyer and Seller agree in writing. The time and date upon which the Closing occurs is herein called the "Closing Date." Notwithstanding anything to the contrary contained herein and irrespective of when the Closing occurs, upon the Closing, the sale of the Shares hereunder shall be deemed for all purposes to have occurred on and as of 5:00 p.m. Eastern Day-light Savings Time on July 12, 1996 (the "Effective Date"), with the effect that from and after the Effective Date the operations of the Companies shall be for the account and benefit of the Buyer, all trade accounts receivable collected by the Companies shall be for the account and benefit of the Buyer, all risk of loss with respect of the Companies shall pass to the Buyer and the Seller shall not have any interest in the operations or profits of the Companies.


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3.      REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows:

        3.1    DUE INCORPORATION AND QUALIFICATION

               Each Company is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. No Company is doing business or qualified as a foreign corporation in any jurisdiction other than as set forth in Schedule 3.1 hereto, and no such qualification is required by any Company except where the failure so to qualify would have a materially adverse effect on the business or operations of the Companies taken as a whole.

        3.2    CAPITALIZATION; OWNERSHIP OF THE SHARES; ETC.

               3.2.1 BHI is authorized to issue 1000 shares of common stock, no par value, of which 100 shares are issued and outstanding (the "BHI Shares"). No other class of capital stock of BHI is authorized or outstanding. All of the BHI Shares are duly authorized and are validly issued, fully paid and non-assessable.

               3.2.2 Textile is authorized to issue 2000 shares of common stock, par value $100.00 per share, of which 673 shares are issued and outstanding (the "Textile Shares"). No other class of capital stock of Textile is authorized or outstanding. All of the Textile Shares are duly authorized and are validly issued, fully paid and non-assessable.

               3.2.3 BREC is authorized to issue 50,000 shares of common stock, par value $1.00 per share, of which 50,000 shares are issued and outstanding (the "BREC Shares"). No other class of capital stock of BREC is authorized or outstanding. All of the BREC Shares are duly authorized and are validly issued, fully paid and non-assessable.

               3.2.4 Seller currently owns all of the Shares beneficially and of record, free and clear of any lien or other encumbrance, except as


                                        7




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                             disclosed in Schedule 3.2 hereto. Upon delivery of
                             and payment for the Shares as herein provided, Buyer will acquire good and valid title thereto, free and clear of any lien or other encumbrance.

               3.2.5 There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, commitment, conversion right or other agreement of any kind obligating, or which may upon the occurrence of a condition or the lapse of time or both, obligate any Company to authorize, issue, deliver, sell or redeem any shares of its capital stock or any security convertible into or evidencing the right to purchase any shares of such stock. No dividends have been declared on the Shares that were not paid or not fully and adequately reflected or reserved against on the Interim Balance Sheet.

        3.3    AUTHORITY

               Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and all other agreements contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby and to perform fully its obligations hereunder. This Agreement and each other agreement contemplated hereby to be executed and delivered by it have been duly executed and delivered and each is the legal, valid and binding obligation of Seller enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law. The execution and delivery of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller, the consummation of the transactions contemplated thereby and the performance by Seller of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller in accordance with their respective terms and conditions will not (i) require the approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or the approval or consent of any other person except as set forth in Schedule 3.3 hereto; (ii) conflict with or result in


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               any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any statute, regulation, order, judgment or decree applicable to Seller or to the Shares, or any instrument, contract or other agreement to which Seller is a party or by or to which Seller is or the Shares are bound or subject, except for any such conflicts, breaches or violations which would not have a material adverse effect on the Companies taken as a whole and except as set forth in Schedule 3.3 hereto; (iii) result in the creation of any material lien or other encumbrance on the Shares; or (iv) conflict with or result in a breach or violation of the Articles of Incorporation or by-laws of any of the Companies.

        3.4    SUBSIDIARIES AND OTHER AFFILIATES

               No Company owns or has the power to vote the securities of any class of any other corporation or any partnership, limited liability company, joint venture or other entity.

        3.5    ARTICLES OF INCORPORATION AND BY-LAWS

               Each Company has heretofore delivered to Buyer true and complete copies of its Articles of Incorporation and the by-laws (certified by the Secretary of such Company) of such Company as in effect on the date hereof. The minute books of each Company have been made available to Buyer and its representatives and will be furnished to Buyer by Seller at Closing.

        3.6    FINANCIAL STATEMENTS

               3.6.1 The unaudited consolidated financial statements of the Companies for the years ended December 31, 1994 and 1995 including consolidated balance sheets and the related income statements for the years then ended, attached hereto as Exhibit 3.6.1. (the "BHI Financials"), fairly present the financial position and results of operations of the Companies as at such dates and for the respective years then ended in accordance with GAAP, except as disclosed in Exhibit 3.6.1.

               3.6.2 The unaudited consolidated financial statements of the Companies for the four months ended April 26, 1996, including a consolidated balance sheet and the related


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                             income statement for the four months then ended,
                             attached hereto as Exhibit 3.6.2 (the "Interim Financials") fairly present the financial position and results of operations of the Companies as at such date and for the four months then ended in accordance with GAAP, except as disclosed in
                             Exhibit 3.6.2. The balance sheet included in the Interim Financials is sometimes herein called the "Interim Balance Sheet" and April 26, 1996 is sometimes herein called the "Balance Sheet Date."

        3.7    NO MATERIAL ADVERSE CHANGE

               Except as set forth in Schedule 3.7, since the Balance Sheet Date, there has been no material adverse change in the assets, properties, business, operations, condition (financial or otherwise) nor has there been any damage, destruction or loss materially adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of the Companies taken as a whole.

        3.8    TAX MATTERS

               Except as set forth on Schedule 3.8 hereto, the Companies have filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, real and personal property tax and all other tax returns which they are required to file, and have paid or provided for in the Closing Balance Sheet all taxes shown on such returns, and all deficiencies or other assessments of tax, interest or penalties which have been served on or delivered to them. No material penalties or other charges are, or will become, due with respect to the late filing of any such return. The total amounts established as reserves for current and deferred taxes in the Interim Financials are, and the total amounts accrued on the books and records of the Companies for the period commencing on the day following the Balance Sheet Date and ending on the Effective Date will be, sufficient to cover the payment of all claims known to the Seller, with respect to all federal, state, county, local, foreign and other taxes, and all employment and payroll related taxes, and all import duties, including any penalties or interest thereon, whether or not assessed or disputed, which are hereinafter found to be, or to have been, due with respect to the conduct of the businesses of the Companies since December 31, 1995 up to and through the Balance Sheet Date and the


                                       10




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               Effective Date, respectively. There are no claims other than those described on Schedule 3.8, with respect to federal, state, county, local, foreign or other taxes. The Federal income tax returns to be filed by or on behalf of the Companies in respect of the fiscal year ended December 31, 1995 and with respect to the Effective Date will correctly and accurately reflect in all material respects the amount of their respective tax liabilities for such period. The Seller knows of no material unassessed tax deficiency proposed or threatened against any Company. Except as set forth in Schedule 3.8 hereto, no audit of any tax return of any Company is in progress. Except with respect to the Federal and state income tax returns of the Companies in respect of the fiscal year ended December 31, 1995, there are not in force any extensions of time with respect to the date on which any tax return was or is due to be filed by any Company or any waivers or agreements by any Company for an extension of time for the assessment or payment of any tax.

        3.9    COMPLIANCE WITH LAWS

               No Company is in violation of any applicable order, judgment, injunction, award or decree and, to the knowledge of Seller, no Company is in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of that Company, except for any such violations which would not have a material adverse effect on the Companies taken as a whole. Seller knows of no illegal payment made by any of the Companies to officers or employees of any government or regulatory body, or any payment to customers for the sharing of fees or to customers or suppliers for rebating of charges, or engagement in any other reciprocal practices by the Companies, or any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers in respect of sales made or to be made by the Companies.

        3.10   PERMITS

               The Companies have all licenses, permits, consents, orders or approvals of any federal, state, local or foreign governmental or regulatory bodies that are material to or necessary for the conduct of the business of the Companies taken as a whole, including without limitation all licenses, permits, consents, orders or approvals required under all applicable


                                       11




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               environmental statutes, ordinances and regulations for such
               Companies to lawfully operate and lease, use or occupy any real property in connection with their businesses which licenses, permits, consents, orders or approvals are set forth on Schedule
               3.10 (collectively, the "Permits"), true and complete copies of which have been made available to Buyer. Except as disclosed in
               Schedule 3.10 hereto, the Companies have all such Permits and so far as Seller knows all such Permits are in full force and effect; no violations are or have been recorded in respect of any Permit; no proceeding is pending or, to the knowledge of the Seller, threatened, and no claim or demand has been asserted to revoke or limit any Permit; and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any violation or revocation of or limitation on any Permit, except for any such Permits which would not have a material adverse effect on the Companies taken as a whole.

        3.11   NO BREACH

               The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of any of the provisions of the respective Articles of Incorporation or By-laws of any Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any contract or other agreement to which any Company is a party or by or to which any Company or any of its assets or properties may be subject; (iii) violate any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, any Company or upon the securities, properties or business of any Company; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to either Company or to the assets of either Company or to the securities, properties or business of any Company; or (v) violate or result in the revocation or suspension of any Permit, except in respect of each of clause (i), (ii), (iii), (iv) and (v) above, for any such violations, breaches or conflicts which would not have a material adverse effect on the Companies taken as a whole and except as set forth in Schedule 3.3 hereto.


                                       12




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        3.12   ACTIONS AND PROCEEDINGS

               There are no outstanding orders, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving any Company and there are no actions, suits or claims or legal, administrative or arbitration proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the knowledge of the Seller, threatened against or involving any Company or any of their properties or assets, except for any such orders, injunctions, awards, decrees, actions, suits or claims which would not have a material adverse effect on the Companies taken as a whole.

        3.13   CONTRACTS AND OTHER AGREEMENTS

               Schedule 3.13 hereto sets forth, as of the date of this Agreement, with respect to each Company, all of the following contracts and other written agreements to which such Company is a party or by or to which it or its assets or properties are bound or subject:

                      (i) contracts and other agreements with any current or former officer, director or shareholder or with any affiliate of any such officer, director or shareholder;

                      (ii) contracts and other agreements with any labor union or association representing any employee;

                      (iii) contracts and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential right to purchase any of its assets or properties;

                      (iv) contracts and other agreements calling for an aggregate purchase price or payments in any one year of more than $25,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements);

                      (v) material contracts and other agreements that can be cancelled without liability, premium or penalty only on ninety days' or more notice;


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                      (vi)          contracts and other agreements with
                                    customers or suppliers for the sharing
                                    of fees, the rebating of charges or
                                    other similar arrangements;

                      (vii)         contracts and other agreements
                                    containing obligations or liabilities of any kind to holders of such Company's securities as such;

                      (viii) contracts and other agreements containing covenants of such Company not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with such Company in any line of business or in any geographical area;

                      (ix) contracts and other agreements relating to the acquisition by such Company of any operating business or the capital stock of any other person;

                      (x) contracts and other agreements for the payment of fees or other consideration to any officer or director of such Company or to any other entity in which any of the foregoing has an interest;

                      (xi) contracts and other agreements relating to the borrowing of money or any other financing activity;

                      (xii) contracts or other agreements relating to consulting services;

                      (xiii)        any guarantee, suretyship,
                                    indemnification, or contribution
                                    agreement or bond (other than
                                    endorsements of negotiable instruments
                                    for collection in the ordinary course of business);

                      (xiv)         powers of attorney; or

                      (xv) any other material contract or other agreement whether or not made in the ordinary course of business (other than those reflected in Schedules 3.14, 3.15, 3.16, 3.21.1, 3.21.2, 3.21.3 and 3.21.5
                                    hereto).


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               There have been delivered or made available to Buyer true and complete copies of all the contracts and other agreements set forth on Schedule 3.13 or on any other schedule to this Agreement. All of such contracts and other agreements are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, and the Companies have, respectively, paid in full or accrued all amounts due thereunder and have satisfied in full or provided for all of their respective liabilities and obligations thereunder, and are not in default under any of them, nor so far as Seller knows is any other party to any such contract or other agreement in default thereunder, nor so far as Seller knows does any condition exist that with notice or lapse of time or both would constitute a default thereunder. Except as separately identified on Schedule 3.13, no approval or consent of any person is needed in order that the contracts and other agreements set forth on Schedule
               3.13 or on any other Schedule continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

        3.14   REAL ESTATE

               Schedule 3.14 hereto sets forth a list and summary description of
               (i) all real property owned either legally or equitably by any of the Companies and all buildings and other structures located on such real property, (ii) all leases, subleases or other agreements under which any Company is a lessor or lessee of any real property; (iii) all options held by any of the Companies or contractual obligations on their part to purchase or acquire or lease any interest in real property and (iv) all options granted by any of the Companies or contractual obligations on their part to sell or dispose of any interest in real property. The leases, subleases and other agreements disclosed in clauses (ii) and
               (iii) above are in full force and effect and to the knowledge of the Seller none of the Companies has received any notice of any default thereunder. Except as disclosed in Schedule 3.14, the leasehold interests of the Companies, if any, are not subject to any lien or other encumbrance and each of the Companies enjoy a right of quiet possession thereunder as against any lien or other encumbrance on the property. Each of the options set forth on
               Schedule 3.14, if any, is in full force and effect subject to no lien or other encumbrance, except as disclosed in Schedule 3.14.


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        3.15   TANGIBLE PROPERTY

               Schedule 3.15 hereto sets forth all interests owned, claimed or leased by any of the Companies (including, without limitation, options) in or to the material plant, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property that is material to the conduct of their businesses, taken as a whole, and that is treated by them as depreciable or amortizable property ("Tangible Property") not reflected in the Interim Financials and not sold or disposed of in the ordinary course of business since the Balance Sheet Date. All material leases, conditional sale contracts, franchises or licenses pursuant to which either of the Companies may hold or use any interest owned or claimed by any of the Companies (including, without limitation, options) in or to Tangible Property, each of which is described on Schedule 3.15, are in full force and effect and, with respect to performance by the Companies, or either of them, there is no default or event of default or event which with notice or lapse of time or both would constitute a default. None of the Companies has received written notice that it is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

        3.16   INTANGIBLE PROPERTY

               Schedule 3.16 hereto sets forth all patents, trademarks, service marks, trade names, copyrights and franchises, all applications for any of the foregoing, and all permits, grants and licenses or other rights running to or from any Company relating to any of the foregoing owned or used by the Companies, or any of them, which are material to the business of the Companies taken as a whole. The rights of each of the Companies in the property set forth on Schedule 3.16 are free and clear of any liens or other encumbrances. No Company has received any written notice of any adversely held patent, invention, trademark, service mark, copyright or trade name of any other person or written notice of any claim of any other person relating to any of the property set forth on Schedule 3.16 or any process or confidential information of such Company.


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        3.17   RIGHT TO ASSETS

               Except as set forth on Schedule 3.17, each Company owns, leases or otherwise possesses the right to use all assets used in the conduct of its business as currently conducted, which rights will not be impaired by the consummation of the transactions contemplated hereby.

        3.18   LIENS

               The Companies own outright and have good and marketable title to all of their respective assets and properties, including, without limitation, all of the assets and properties reflected in the Interim Financials, in each case free and clear of any lien or other encumbrance, except as disclosed in Schedule 3.18 and except for (i) assets and properties which are not material to the business of the Companies taken as a whole; (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date;
               (iii) liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable; or (iv) minor liens or other encumbrances of a character that do not substantially impair the assets or properties of either Company or detract materially from the business of the Companies taken as whole.

        3.19   LIABILITIES

               Except as set forth in Schedule 3.19 hereto, as of the Balance Sheet Date, none of the Companies had any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth on a financial statement ("Liabilities"), that were not fully and adequately reflected or reserved against on the Interim Balance Sheet. Except as set forth on Schedule 3.19, none of the Companies had any Liabilities other than Liabilities fully and adequately reflected or reserved against on the Interim Balance Sheet or the Closing Balance Sheet. Except as set forth on Schedule 3.19, none of the Companies has guaranteed the payment or performance of any Liability of any other person.


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        3.20   SUPPLIERS AND CUSTOMERS

               Schedule 3.20 hereto sets forth the five largest suppliers and five largest customers of each Company, and each other supplier or customer of material importance to the business of each Company during the year ended December 31, 1995. Except as identified on Schedule 3.20, no single supplier or customer is materially important to the business of either Company. The relationships of the Companies with such suppliers and customers are generally good commercial working relationships and none of such suppliers or customers has since December 31, 1995 cancelled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with any Company. Seller has no knowledge that any such supplier or customer intends to cancel its relationship with any Company, and the acquisition of the Shares by Buyer or the consummation of any of the other transactions contemplated hereby shall not, to the knowledge of the Seller, adversely affect the relationships of the Companies with their suppliers or customers; provided, however, that Seller makes no representation or warranty that any supplier or customer will continue its relationship with the Companies after the Closing.

        3.21   EMPLOYEE MATTERS

               3.21.1 Cash Compensation. Schedule 3.21.1 contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Companies (the "Transferred Employees") who are currently compensated at a rate in excess of $50,000 per year and who earned in excess of such amount during the preceding fiscal year of the Companies. In addition, Schedule 3.21.1 contains a complete and accurate description of (i) all increases in Cash Compensation of Transferred Employees during the current fiscal year of the Companies and (ii) any increases in Cash Compensation of Existing Transferred Employees that have not yet been effected.

               3.21.2 Employment Agreements. Schedule 3.21.2 contains a complete and accurate list of all employment agreements (the "Existing Employment Agreements") to which any Company is a party with respect to the Transferred


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                             Employees. The Existing Employment Agreements
                             include without limitation all employee
                             compensation agreements, employee leasing agreements, employee services agreements and noncompetition agreements to which any Company is a party. Seller has provided Buyer a copy of each written Existing Employment Agreement and a written description of each unwritten Existing Employment Agreement under which any Transferred Employee is currently compensated at a rate in excess of $50,000 per year or under which any Transferred Employee earned in excess of such amount during the preceding fiscal year of the Companies.

               3.21.3        Employee Policies and Procedures.
                             Schedule 3.21.3 contains a complete and
                             accurate list of all written employee
                             manuals, policies, procedures and work-
                             related rules (the "Employee Policies and Procedures") that apply to Transferred Employees. Seller has provided Buyer a copy of all written Employee Policies and Procedures. Each of the Employee Policies and Procedures can be amended or terminated at will by the Companies.

               3.21.4 Unwritten Amendments. To the knowledge of Seller, except as set forth on Schedule 3.21.2, no unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any Compensation Plans, Existing Employment Agreements or Employee Policies and Procedures.

               3.21.5 Labor Compliance. Except as set forth in Schedule 3.21.5, each of the Companies:

                             (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours, and

                             (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing.

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                             Neither Company has engaged in any unfair labor
                             practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

                             There are no:

                             (iii) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or, to the knowledge of Seller, threatened against any Company before any federal, state or local court, board, department, commission or agency nor, to the knowledge of Seller, does any basis therefor exist; or

                             (iv) existing or, to the knowledge of Seller, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Companies, nor, to the knowledge of Seller, does any basis therefor exist.

               3.21.6 Unions. Except as set forth in Schedule 3.21.6, neither of the Companies has ever been a party to any agreement with any union, labor organization or collective bargaining unit. Except as set forth in Schedule 3.21.6, no employees of the Companies are represented by any union, labor organization or collective bargaining unit. Except as set forth in Schedule 3.21.6, to the knowledge of Seller, the employees of the Companies have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

               3.21.7 Alien Employment Eligibility. With respect to each Transferred Employee employed by a Company who actually commenced such employment on or after December 6, 1986, (a) such Company hired such person in compliance with the Immigration Reform and Control Act of 1986 and the rules and regulations thereunder ("IRCA") and (b) such Company has



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                             complied with all record keeping and other
                             regulatory requirements under IRCA.

        3.22   EMPLOYEE BENEFIT PLANS

               3.22.1 Identification. Schedule 3.22.1 contains a complete and accurate list of all employee benefit plans that currently cover the Transferred Employees (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")). Seller has provided Buyer with copies of all plan documents and summary plan descriptions and any plan changes not reflected therein, that constitute a part of or are incident to the administration of the Employee Benefit Plans.

               3.22.2 Buyer Qualification of 401(k) Plan. Seller has received a favorable determination letter or ruling from the Internal Revenue Service for Seller's 401(k) Plan intended to be qualified within the meaning of Section 401(k) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling.

               3.22.3 Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which any Company is a member (a "Controlled Group").

               3.22.4 Multiemployer Plans. No Transferred Employees have been covered under a multiemployer plan within the meaning of Section 3(37) of ERISA.

               3.22.5 PBGC. To knowledge of Seller, no facts or circumstances exist that would result in the imposition of liability against Buyer by the Pension Benefit Guaranty Corporation as a result of any act or omission by any Company or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred


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                             with respect to any Employee Benefit Plan subject
                             to the requirements of Title IV of ERISA.

               3.22.6 Medical Claims. Schedule 3.22.6 contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical care plan or commitment offered by the Companies to the Transferred Employees involving hospitalization or medical care claims that have exceeded $50,000 per year for an individual during the current fiscal year of the Companies or the fiscal year immediately preceding the date hereof.

               3.22.7 Retirees. Except for the Transferred Employees listed on Schedule 3.22.7, no Transferred Employees would have become eligible to receive retirement benefits pursuant to the terms of the Retirement Plan of Seller within less than six months of the date of this Agreement.

        3.23   INSURANCE

               The Companies have in full force and effect the policies of insurance, or renewals thereof, in the amounts and for the periods set forth in Schedule 3.23, which Schedule contains a true and complete list (specifying the insurer, the policy number or covering note number with respect to binders setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies of insurance held by or on behalf of the Companies or any of them (the "Insurance Policies"). To the knowledge of the Seller, none of the Companies is in default with respect to any provision contained in any of the Insurance Policies nor has failed to give notice of any claim under any of the Insurance Policies in due and timely fashion.

        3.24   OPERATIONS OF THE COMPANIES

               Except as set forth on Schedule 3.24 hereto, since the Balance Sheet Date no Company has:

                      (i) amended its Articles of Incorporation or By-laws or merged with or into or consolidated with any other person, subdivided or in any way reclassified


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                                    any shares of its capital stock or
                                    changed or agreed to change in any
                                    manner the rights of its outstanding
                                    capital stock or the character of its
                                    business;

                      (ii) issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock;

                      (iii) entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumptions or factors used in determining benefit equivalencies thereunder;

                      (iv) except for short-term bank borrowings in the ordinary course of business, incurred any indebtedness for borrowed money;

                      (v) declared or paid any dividends or declared or made any other distributions of any kind to its shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                      (vi)          waived any right of material value to
                                    its business;

                      (vii) made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

                      (viii) materially changed any of its business policies, including, without limitation, advertising, marketing, pricing, purchasing, personnel, sales, returns, budget or product acquisition policies;


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                      (ix)          made any wage or salary increase or
                                    bonus, or increase in any other direct
                                    or indirect compensation, for or to any
                                    of its officers, directors, employees,
                                    consultants, agents or other
                                    representatives, or any accrual for or
                                    commitment or agreement to make or pay
                                    the same, other than to persons other
                                    than its officers, directors or
                                    shareholders made in the ordinary course of business;

                      (x) made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

                      (xi) made any payment or commitment to pay any severance or termination pay to any of its officers, directors, consultants, agents or other representatives, other than payments or commitments to pay persons other than its officers, directors or shareholders made in the ordinary course of business;

                      (xii) except in the ordinary course of business, (a) entered into any lease (as lessor or lessee); (b) sold, abandoned or made any other disposition of any of its assets or properties material to the conduct of its business; (c) granted or suffered any lien or other encumbrance on any of its assets or properties material to the conduct of its business; or (d) entered into or amended any material contract or other material agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

                      (xiii) except in the ordinary course of business and in amounts less than $50,000 in each case, incurred or assumed any debt, obligation or


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                                    liability (whether absolute or
                                    contingent and whether or not currently
                                    due and payable);

                      (xiv) except for inventory or equipment acquired in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital stock or business of any other person;

                      (xv) suffered or incurred any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the assets, properties, business, operations or condition (financial or otherwise) of such Company;

                      (xvi) terminated or failed to renew, or received any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any contract or other agreement that is or was material to the assets, properties, business, operations or condition (financial or otherwise) of such Company; or

                      (xvii) except in the ordinary course of business, entered into any other material contract or other agreement or other material transaction.

3.25 POTENTIAL CONFLICTS OF INTEREST

               Except as set forth on Schedule 3.25 hereto, no officer or director of any Company, Seller, no entity controlled by any such officer or director and no relative or spouse (or relative of such spouse) who resides with any such officer or director:

                      (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held traded companies), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of any Company;

                      (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible


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                                    property that either Company uses or the
                                    use of which is necessary or desirable
                                    for the conduct of the business of any
                                    Company;

                      (iii) has any cause of action or other claim whatsoever against, or owes any amount to, any Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof;

                      (iv) has made any payment or commitment to pay any commission, fee or other amount, to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other person of which any officer or director of any Company, or a relative of any of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies); or

                      (v) has entered into any kind of material transaction with any Company on terms less favorable to that Company than could have been obtained by that Company from unrelated third parties.

        3.26   BANK, BROKERS AND PROXIES

               Schedule 3.26 sets forth (i) the name of each bank, trust company, securities or other brokers or other financial institution with which the Companies, or either of them, have or has an account, credit line or safe deposit box or vault, or otherwise maintains relations; (ii) the name of each person authorized by either of the Companies to draw thereon or to have access to any safe deposit box or vault; (iii) the purpose of each such account, safe deposit box or vault; and (iv) the names of all persons authorized by proxies, powers of attorney or other instruments to act on behalf of the Companies or any of them in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the Companies for normal business purposes, and no such proxies, power of attorney or other like instruments are irrevocable.


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        3.27   RESTRICTIVE AGREEMENTS

               So far as Seller knows, no Company is restricted by agreement from carrying on business anywhere in the world.

        3.28   PRODUCT LIABILITY

               There is no claim or liability of any Company on account of personal injury, death or property damages in connection with the manufacture, sale or rental of defective products and there is no basis for any such claim that is not fully covered by insurance or reflected on the Interim Balance Sheet in accordance with GAAP.

        3.29   ACCOUNTS AND NOTES RECEIVABLE

               All accounts and notes receivable reflected in the Closing Balance Sheet have arisen in the ordinary course of business of the Companies, represent actual sales made or services rendered, and represent valid obligations due to the Companies. All items that are required by generally accepted accounting principles to be reflected as accounts and notes receivable in the Closing Balance Sheet and on the books of account of the Companies are so reflected.

        3.30   CONSENTS

               Except as set forth in Schedule 3.30, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Seller.

        3.31   FULL DISCLOSURE

               No representation or warranty of Seller contained in this Agreement, and no document or other paper furnished by or on behalf of Seller to Buyer pursuant to this Agreement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading. To the best of Seller's knowledge, there is no fact that Seller has not disclosed to Buyer in writing that materially adversely affects, the assets, properties, business, operations or condition (financial or otherwise) of the Companies,


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               taken as a whole, or the ability of Seller to perform
               this Agreement.

        3.32   MATERIALITY

               Each of the above subsections 3.1 through 3.31 of this Section 3 which is qualified in any manner by materiality shall be deemed to be true and correct so long as not more than $15,000 is required to make such subsection true and correct, after which amount the materiality qualifier shall not apply to such subsection.

4.      REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        4.1    DUE INCORPORATION

               Buyer is duly incorporated, validly existing and in good standing under the laws of the State of its incorporation, and has the corporate power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

        4.2    CORPORATE POWER OF BUYER

               Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered, and is the valid and binding obligation of Buyer enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

        4.3    PURCHASE FOR INVESTMENT

               Buyer is purchasing the Shares for investment and not for resale or distribution.


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        4.4    NET WORTH AND CASH

               The net worth of Buyer, determined in accordance with GAAP, and the cash and cash equivalents of Buyer are as of the date hereof and shall be on the Closing Date not less than $500,000.

        4.5    FINANCING

               The financing agreements, pursuant to which Buyer will obtain funds to pay for the Shares, will not violate Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

5.      SELLER'S COVENANTS AND AGREEMENTS

        Seller covenants and agrees as follows:

        5.1    CONDUCT OF BUSINESS

               From the date hereof through the Closing Date, Seller shall cause the Companies to conduct their businesses in the ordinary course only, and without the prior written consent of Buyer shall not cause, permit or suffer any Company to take any of the actions specified in Section 3.24, except as disclosed in Schedule 3.24. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, Seller shall not permit any of the persons listed on Schedule 3.21.1 hereto to receive any compensation (whether as salaries, bonuses or otherwise) from the Companies in excess of their 1995 base salary (pro rated for the period through the Closing Date) as shown on Schedule 3.21.1 except as provided in Section 6.6.3. From the date hereof through the Closing Date, the operations, books and records, and accounting and other systems of the Companies will be maintained and kept on a basis consistent with the Companies' current operations, books, records and accounting and other systems.

        5.2    INSURANCE

               From the date hereof through the Closing Date, Seller shall cause the Companies to maintain in force (including necessary renewals thereof) the Insurance Policies listed on Schedule 3.23 hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets, properties and businesses of the Companies to the same extent as currently insured.


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        5.3    PRESERVATION OF BUSINESS

               From the date hereof through the Closing Date, Seller shall cause the Companies to use all reasonable efforts to preserve their respective business organizations intact, keep available the services of their present officers, employees, consultants and agents, maintain their present suppliers and customers and preserve their goodwill, provided, however, that any inability of the Seller or the Companies to keep available the services of such personnel or to maintain any such business relationships despite its reasonable efforts to do so shall not constitute a breach of this Section 5.3.

        5.4    CORPORATE EXAMINATIONS AND INVESTIGATIONS

               Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, including without limitation, Jackson & Walker, L.L.P., Ernst & Young, National Bank of Canada and J. Lewis Partners, L.P. and each general and limited partner thereof, to make such investigation of the assets of the Companies, and such examination of the books, records and financial condition of the Companies as Buyer wishes. Any such investigation and examination shall be conducted at mutually agreeable and reasonable times and under reasonable circumstances and the Companies and Seller shall cooperate fully therein. In order that Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Companies, Seller shall furnish and shall cause the Companies to furnish the representatives of Buyer during such period with all such information and copies of such documents concerning the business and affairs of the Companies as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination.

        5.5    1995 TAX RETURNS

               Seller shall at its sole cost and expense prepare and timely file or cause to be prepared and timely filed all Federal and state tax returns required to be filed by the Companies or any of them in respect of any tax period prior to, and including the period ended as of, the Effective Date. Seller shall pay, and indemnify and hold Buyer and the Companies harmless against and from, any and all Federal and state taxes, and interest


                                       30




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               and penalties therein payable by the Companies in respect of any tax period prior to, and including the period ended as of, the Effective Date and Seller shall be entitled to receive any and all Federal and state tax refunds in respect of such periods. Upon the reasonable request of Seller at any time after the Closing Date, the Companies and Buyer shall execute and deliver to Seller any and all powers of attorney, assignments and other instruments as, in the opinion of Seller's counsel, are necessary or appropriate to effectuate the provisions of this Section 5.5. Buyer shall provide Seller reasonable access at all reasonable times after the Closing Date to the Companies' books, records, premises and other materials and shall furnish Seller with such information and assistance as Seller may reasonably request to prepare and file such state tax returns.

        5.6    PAYMENT OF DEBTS; RELEASE

               As of the Effective Date, all accounts payable by the Companies to Seller shall be paid in full by the Companies and all of the Companies' accounts receivable from the Seller shall be paid in full by the Seller. Effective as of the Effective Date, Seller shall be deemed to have released, remised and forever discharged each of the Companies, and each of the Companies shall be deemed to have released, remised and forever discharged Seller, of and from any and all actions, causes of action, suits, debts, contracts, controversies, agreements, promises, damages, judgements, claims or demands whatsoever, of whatever kind and based on whatever legal theory, that any of them ever had, now has or hereafter can, shall or may have against the other, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date, except only existing obligations as set forth on Schedule 5.6 hereto between the Seller and any Company, this Agreement and any matters arising after the Effective Date.

6.      PARTIES' COVENANTS AND AGREEMENT

        The parties covenant and agree as follows:

        6.1    CONSENT TO JURISDICTION AND SERVICE OF PROCESS

               Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any state or federal court located in the City of Richmond, Commonwealth of Virginia, and each party agrees not to


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               assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from the attachment or execution, that the action suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives any offsets or counterclaims in any such action, suit or proceeding. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Buyer if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed: (i) if prior to the Closing, to Buyer as herein provided, or by personal service on Jackson & Walker, L.L.P., 901 Main Street, Suite 1600 Dallas, Texas 75202; (ii) if after the Closing, to the Companies as herein provided, or by personal service on Jackson & Walker, L.L.P., 901 Main Street, Suite 1600 Dallas, Texas 75202, with, in each case, a copy of such process by first class mail or registered or certified mail, return receipt requested, postage prepaid to Buyer or the Companies, respectively, and to such other persons as are to receive copies as provided in Section 12.3. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against Seller if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to Seller as herein provided, or by personal service on the Chief Executive Officer of Seller, with a copy of such process mailed by first class mail or registered or certified mail, return receipt requested, postage prepaid to Seller and to such other persons as are to receive copies as provided in Section 12.3. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Richmond, Virginia.

        6.2    FEES AND EXPENSES

               Except as otherwise specifically provided herein, Buyer shall bear the fees and expenses incurred on its behalf, and Seller (and not, directly or indirectly, the Companies) shall bear the fees and expenses


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               incurred on its behalf and the out-of-pocket fees and expenses incurred on behalf of the Companies, in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, counsel and accountants. Notwithstanding the foregoing, the prevailing party in any litigation arising under this Agreement shall have the right to collect from the non-prevailing party all fees and expenses incurred, including reasonable attorney's fees, in connection with such litigation.

        6.3    INDEMNIFICATION OF BROKERAGE

               6.3.1 Buyer represents and warrants to Seller that no broker, finder, agent or similar intermediary has acted on its behalf in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions, payable in connection therewith based on any agreement, arrangement or understanding with Buyer or any action taken by Buyer.

               6.3.2 Seller represents and warrants to Buyer that except for Bowles Hollowell Conner & Co. ("BHC") no broker, finder, agent or similar intermediary has acted on behalf of the Companies or Seller, or any of them, in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Companies or Seller, or any action taken by the Companies or Seller.

               6.3.3 Buyer and Seller each agree to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Buyer, on the one hand, or the Companies or Seller (including, without limitation, BHC), on the other, and to bear the cost of legal expenses incurred in defending against any such claim.



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        6.4    CODE SECTION 338(h)(10) ELECTION

               Seller and Buyer each hereby covenants and agrees to make an election with respect to the transactions contemplated hereby under section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder and any similar state statute or regulation. In such regard, Seller and Buyer shall, and hereby agree to execute and cause the Companies to execute any and all documents (including without limitation Internal Revenue Service Form 8023) and take any and all action necessary to cause such election to become effective.

        6.5    SEVERANCE BENEFITS

               Buyer covenants and agrees that for a period of 12 months after the Closing Date it will cause each Company to pay severance to all its terminated employees at the rate of one week of their base salary for each full year of their employment by the Company with a maximum of 26 weeks payment; provided, however, that nothing contained herein shall require the payment of severance to an employee (a) who is represented by a union; (b) is terminated for "cause" (as hereinafter defined); or (c) to any employee who refuses to execute a release in customary form to the Company. For purposes of this Section 6.5 "Cause" shall mean
               (i) an employee's failure to perform his duties (other than as a result of total or partial incapacity due to physical or mental illness) in a satisfactory manner, (ii) dishonesty in the performance of an employee's duties, (iii) an act or acts on an employee's part constituting a felony under the laws of the United States or any state thereof or (iv) the failure of an employee to return to active employment at the end of an approved leave of absence.

        6.6    EMPLOYEE BENEFITS OF BUYER

               6.6.1         ESTABLISHMENT OF 401(k) PLAN

                             Buyer shall establish or maintain a plan qualified under Section 401(k) of the Code for Transferred Employees ("Buyer's 401(k) Plan"). Within thirty
                             (30) days after the Closing Date, Seller will cause the trustee of Seller's 401(k) Plan to transfer to the trust forming part of Buyer's 401(k) Plan, the assets (including loan balances) of the Transferred Employees held by Seller's 401(k) Plan.


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               6.6.2         OTHER BENEFITS

                             For a period not less than eighteen (18) months after the Closing Date, Buyer will provide to Transferred Employees benefits substantially equivalent in the aggregate to benefits provided to such Transferred Employees by the Companies as of the Effective Date. Without limiting the generality of the foregoing, Buyer agrees that the medical plan that it establishes for Transferred Employees will not exclude coverage for any pre-existing conditions.

               6.6.3         MANAGEMENT INCENTIVE AND CHRISTMAS BONUS

                             Buyer acknowledges that Seller is transferring to Buyer amounts accrued through the Effective Date on behalf of the Transferred Employees under Seller's Management Incentive and Christmas Bonus Plans ("MIP and Christmas Bonus Plans"). Buyer will pay to the Transferred Employees at the Determination Date the amounts reserved on the Closing Balance Sheet in respect of the MIP and Christmas Bonus Plans for the period ending on the Effective Date.
                             Schedule 6.6.3 sets forth the amounts reserved on the books and records of the Companies in respect of the MIP and Christmas Bonus Plans as of June 28, 1996.

               6.6.4         ACCESS

                             Buyer shall provide Seller full access at all reasonable times after the Closing Date to the Companies' books, records, premises and other materials and shall furnish Seller with such information and assistance regarding the employees of the Companies as Seller may reasonably request.

        6.7    FURTHER ASSURANCES

               Each of the parties shall execute such documents or other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated in this Agreement. Each such party shall use all reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing.


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        6.8    BELDING MARK

               Buyer acknowledges that Seller owns all right, title and interest in and to the mark "Belding" (the "Belding Mark"). Seller hereby grants and agrees to grant to Buyer a worldwide, royalty-free, perpetual limited license to use the Belding Mark solely in conjunction with the word "Hausman." Buyer acknowledges that Buyer shall have no right, title or interest in the Belding Mark and no right to use the Belding Mark, except solely the right to use such mark in accordance with the terms of this Agreement.

7.      CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

        The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at its option acting in accordance with the termination provisions of this Agreement, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it:

        7.1    REPRESENTATIONS, WARRANTIES AND COVENANTS

               The representations and warranties of Seller contained in this Agreement shall be true on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same continue as of the date hereof to have been true as of the specified date. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the Seller, to the foregoing effect and stating that all conditions to Buyer's obligations hereunder have been satisfied in all material respects.

        7.2    NO MATERIAL ADVERSE CHANGE

               Seller shall have delivered to Buyer a certificate, signed by the President and Controller of Seller, to the effect that as of the Effective Date there has been no material adverse change in the financial condition, results of operations or business of the Companies since the Balance Sheet Date or any material adverse change in the nature of the business or the manner of conducting the business of the Companies since such Date.


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        7.3    GOVERNMENTAL PERMITS AND APPROVALS

               All permits required for the lawful consummation of the Closing shall have been obtained.

        7.4    THIRD PARTY CONSENTS; RELEASES

               All consents, permits and approvals from parties to contracts or other agreements with the Companies, or any of them, or with Seller that may be required in connection with the performance by Seller of its obligations under this Agreement or the continuance of such contracts or other agreements after the Closing shall have been obtained. In addition, NationsBank, N.A. shall have released the Companies from all guarantees in respect of the obligations of Seller to NationsBank, N.A. and shall have released all liens on the assets of the Companies in connection therewith.

        7.5    OPINION OF COUNSEL TO SELLER AND THE COMPANY

               Buyer shall have received the opinion of Bryan Cave LLP, counsel to the Companies and the Seller, dated the Effective Date, addressed to Buyer, in the form of Exhibit 7.5 hereto.

        7.6    RESIGNATIONS OF DIRECTORS

               Buyer shall have received the resignation, dated the as of the Effective Date, of each officer and director of each Company.

        7.7    LITIGATION

               No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or discovery order in connection with such transactions.

        7.8    DELIVERY OF STOCK CERTIFICATES; TRANSFER TAXES

               Seller shall have delivered to Buyer at the Closing stock certificates representing all of the Shares duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with a standard form of bank or stock brokerage firm guaranty of Seller's signature. Seller shall have paid, or caused to be paid, all stock transfer and other taxes required to be paid in connection with the sale and delivery to Buyer of the Shares owned by such Seller,


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               and Seller shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

        7.9    APPROVAL OF COUNSEL TO BUYER

               All actions and proceedings hereunder and all documents and other papers required to be delivered by Seller hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Jackson & Walker, L.L.P., counsel to Buyer, as to their form and substance, it being understood and agreed that Jackson & Walker, L.L.P.'s approval shall not be unreasonably withheld.

        7.10   EMPLOYMENT AGREEMENTS

               Each of the persons identified in Exhibit 1.5 shall have executed and delivered to the Companies and the Buyer duplicate counter-parts of the Employment Agreements, dated as of the Effective Date.

        7.11   OTHER DOCUMENTS

               Seller shall have executed and delivered to Buyer at the Closing the following:

                      (i) the Transition Services Agreement, dated as of the Effective Date, in the form of
                                    Exhibit 1.6;

                      (ii) the Lease Agreement, dated as of the Effective Date, in the form of Exhibit 1.7;

                      (iii) the Noncompetition Agreement, dated as of the Effective Date, in the form of
                                    Exhibit 1.8; and

                      (iv) If Buyer elects, a quit claim deed or bargain and sale deed without covenants against granter's acts to the real property described in paragraph 4 of
                                    Schedule 3.17; provided, however, that
                                    the Sellers indemnity contained in
                                    Section 9.1 (iv) shall survive the
                                    delivery of such deed.



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        7.12          MINUTE BOOKS AND STOCK TRANSFER LEDGERS

                      Seller shall have delivered to Buyer all corporate minute books and stock transfer ledgers of each Company.

        7.13          FINANCING

                      Buyer shall have received debt financing in the amount, and on terms substantially as favorable to Buyer as the terms, set forth in that certain letter dated May 31, 1996 from National Bank of Canada, a copy of which is attached hereto as Exhibit 7.13.

        7.14          DISCONTINUATION OF PARTICIPATION

                      The board of directors of each of BHI and Textile shall have terminated each of such Company's participation in the benefit plans of Seller listed in Schedule 3.22.1 attached hereto, resolutions as to which are true and correct at Closing and shall be delivered to Buyer at Closing.

8.      CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

        The obligation of Seller to consummate the transactions contemplated by this Agreement is subject, at the option of Seller acting in accordance with the provisions of this Agreement with respect to termination hereof, to the fulfillment of the following conditions, any one or more of which may be waived.

        8.1    REPRESENTATIONS AND COVENANTS

               The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an officer of Buyer, to the foregoing effect and stating that all conditions to Seller's obligations hereunder have been satisfied in all material respects.

        8.2    OPINION OF COUNSEL TO BUYER

               Seller shall have received the opinion of Jackson & Walker, L.L.P., counsel to Buyer, dated the Effective


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               Date, addressed to Seller, in the form of Exhibit 8.2 hereto.

        8.3    LITIGATION

               No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by an governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction.

        8.4    RELEASES

               NationsBank, N.A. shall have released the Companies from all guaranties in respect of the obligations of Seller to NationsBank, N.A. and shall have released all liens on the assets of the Companies in connection therewith.

        8.5    APPROVAL OF COUNSEL TO THE SELLER

               All actions and proceedings hereunder and all documents or other papers required to be delivered by Buyer hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been approved by Bryan Cave LLP, counsel to the Seller, as to their form and substance, it being understood and agreed that Bryan Cave LLP's approval shall not be unreasonably withheld.

        8.6    FAIRNESS OPINION

               The written opinion (the "Fairness Opinion") of Bowles Hollowell Conner & Co. (the "Investment Bank"), stating that, in its opinion, as of the date of such opinion, the terms of this Agreement are fair to the Seller and public stockholders of the Seller from a financial point of view, heretofore delivered to Seller shall not have been withdrawn or modified in any material respect by the Investment Bank.

        8.7    OFFICERS CERTIFICATE

               The President and Controller of each Company shall have delivered to Seller a certificate to the effect that as of the Effective Date (i) the representations and warranties of Seller contained in this Agreement are true and correct with the same force and effect as though made on and as of the Effective Date, except for such changes as occur with the passage of time; (ii) Seller has complied with all material covenants


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               and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date; (iii) all material conditions to Buyer's obligations hereunder have been satisfied; and (iv) there has been no material adverse change in the financial condition, results of operations or business of such Company since the Balance Sheet Date or any material adverse change in the nature of the business or the manner of conducting the business of such Company since such Date. Neither Buyer nor the Companies shall have any liability whatsoever to Seller based upon the delivery such certificates or the contents thereof.

        8.8    EMPLOYMENT AGREEMENTS

               Each of the persons identified in Exhibit 1.5 shall have executed and delivered to the Companies and the Buyer duplicate counter-parts of the Employment Agreements, dated as of the Effective Date.

        8.9    EMPLOYEE RELEASES

               Each of the persons identified in Exhibit 1.5 shall have executed and delivered to Seller a release with respect to all employment or other contracts such persons may have with Seller or any Company other than (i) the Employment Agreements and (ii) with respect to each such person, item numbered three of the first paragraph of the letter agreement dated November 15, 1996 between such person and Seller.

        8.10   OTHER DOCUMENTS

               Buyer shall have executed and delivered to Seller the Service Agreement, dated as of the Effective Date, in the form of Exhibit 1.4.

9.      INDEMNIFICATION

        9.1    OBLIGATION OF SELLER TO INDEMNIFY

               Subject to the limitations set forth herein, Seller agrees to indemnify, defend and hold harmless Buyer and its directors, officers, stockholders, employees, affiliates, agents and attorneys, and their respective successors and assigns, from and against all losses, liabilities, damages, deficiencies, costs, actions, suits, proceedings, claims, demands, orders, assessments, amounts paid in settlement, fines, costs, deficiencies or expenses (including interest, penalties and reasonable attorneys' fees and disbursements)


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               (singly a "Loss" and collectively, "Losses") (i) to the extent based upon, arising out of or otherwise in respect inaccuracy in or any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement or in any document or other papers delivered pursuant to this Agreement;
               (ii) to the extent based upon, arising out of or otherwise in respect of the ownership or operation of the Companies and their respective properties prior to the Effective Date except to the extent set forth on a Schedule or to the extent reflected or reserved against on the Closing Balance Sheet, except as provided in (v) below, (iii) for taxes arising with respect to the activities of the Companies with respect to all periods ending on or before the Effective Date and portions thereof to the Effective Date except to the extent expressly provided for in the Closing Balance Sheet, and for any adverse tax consequences occurring during any period that Buyer operates the Companies which result from Seller's amendment of any tax return with respect to periods ending on or before the Effective Date and portions thereof to the Effective Date, (iv) for acts or omissions, in connection with the Companies, of Seller, its affiliates or the Companies, prior to the Effective Date, or events or circumstances occurring on or before the Effective Date, which give rise to, or form the basis for a claim for, the violation of any Environmental Law, (v) the matters set forth on
               Schedule 9.1, (vi) for Losses arising out of or otherwise in respect of the Employee Benefit Plans listed in Schedule 3.22.1, and/or (vii) medical claims submitted by Transferred Employees to Seller's insurance carrier but not processed as of the Effective Date. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Buyer from and against any Losses, except to the extent, if any, that the aggregate amount of such Losses exceeds $100,000 and Seller's obligation hereunder shall not exceed, individually or in the aggregate, $1,000,000; provided, however, that such $1,000,000 limitation shall not apply to the extent that Losses in excess of such amount are based upon, arise out of or are otherwise in respect of the matters set forth in
               (iii) and (iv) above or any inaccuracy in or any breach of the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.3, 3.6, 3.8, 3.19 and 3.21 hereof, in which event
               Seller's obligation hereunder shall not exceed, individually or in the aggregate, the purchase price as adjusted by the Adjustment Amount. The foregoing limitations on Seller's indemnification obligations shall not apply to the matters set forth on Schedule 9.1, if any.


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        9.2    OBLIGATION OF BUYER TO INDEMNIFY

               Buyer agrees to indemnify, defend and hold harmless Seller from and against any Losses to the extent based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any document or other papers delivered pursuant to Section 4. Notwithstanding the foregoing, Buyer shall have no obligation to indemnify Seller from and against any Losses, except to the extent, if any, that the aggregate amount of such Losses exceeds $100,000 and Buyer's obligation hereunder shall not exceed, individually or in the aggregate, $1,000,000.

        9.3    CONDITIONS OF INDEMNIFICATION

               The respective obligations and liabilities of each of the parties (the "indemnifying party") to the other (the "party to be indemnified") under Sections 9.1 and 9.2 with respect to claims resulting from the asserting of liability by third parties shall be subject to the following terms and conditions:

               9.3.1 Within twenty (20) days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the


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                             indemnifying party (in which case, if the
                             party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

               9.3.2 In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

               9.3.3 Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.



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               9.3.4         The party to be indemnified and the indemnifying
                             party will each cooperate with all reasonable requests of the other.

        9.4    WAIVER

               No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit, schedule, or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

        9.5    REMEDIES NOT EXCLUSIVE

               The remedies provided in this Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

        9.6    COSTS, EXPENSES AND LEGAL FEES

               Subject to the provisions of Section 6.2, whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or (ii) proving that another party breached any of the terms of this Agreement.

        9.7    SURVIVAL

               The representations and warranties of the parties contained herein and the indemnification obligations of the parties in respect thereof shall survive the Effective Date as follows: (i) until expiration of any applicable statute of limitations with respect to


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               Sections 3.8 and 3.21 and subsection (iii) of Section 9.1; (ii)
               three years with respect to Sections 3.1, 3.2, 3.3, 3.6, 3.19,
               4.1 and 4.2 hereof and subsection (iv) of Section 9.1; and (iii) twelve (12) months with respect to any other matter. Such representations and warranties and indemnification obligations shall expire on the dates described above unless a claim with respect thereto shall have been made pursuant to Section 9.1 prior to such date against the party responsible for indemnification hereunder.

10.     TERMINATION OF AGREEMENT

        10.1   TERMINATION

               This Agreement may be terminated prior to the Closing as follows:

                      (i) at the election of Seller, if (a) any one or more of the conditions to the obligations of Seller to close has not been fulfilled as of the Closing Date; or (b) Buyer has breached any material representation, warranty, covenant or agreement contained in this Agreement and such breach is not cured within five days after Buyer receives notice thereof;

                      (ii) at the election of Buyer, if (a) any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date; or
                                    (b) Seller or the Companies have
                                    breached any material representation,
                                    warranty, covenant or agreement
                                    contained in this Agreement and such
                                    breach is not cured within five days
                                    after Seller receives notice thereof;

                      (iii) at any time on or prior to the Closing Date, by mutual written consent of Seller and Buyer. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 11.2;

                      (iv) at the election of either party, if the Closing shall not have taken place on or before July 12, 1996; provided that neither Seller nor Buyer may terminate


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                                    this Agreement pursuant to this clause if
                                    its failure to fulfill any of its
                                    obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before such date. This right of termination is not exclusive and is in addition to all other rights and remedies of the terminating party; and

                      (v) at the election of the Seller made by notice delivered to the Buyer not less than five (5) business days prior to the Closing Date if (a) the Board of Directors of the Seller, in the exercise of its fiduciary responsibilities, (after consultation with its legal and financial advisors) in order to permit the Seller to execute an agreement providing for the acquisition of the Companies by a Third Party (as defined below) on terms determined by the Board of Directors of the Seller to be more favorable to the Seller and the public stockholders of the Seller than the acquisition of the Companies contemplated by this Agreement or (b) the Investment Bank shall have withdrawn or modified in any material respect the Fairness Opinion. In no event, however, will Seller close a transaction for the acquisition of the Companies by a Third Party (other than Buyer) prior to July 12, 1996. For the purposes of this Agreement a "Third Party" means any person or "group" as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, other than the Buyer or any affiliate of the Buyer.

        10.2   EFFECT OF TERMINATION

               In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or its officers or directors, provided that this Section
               10.2 is not intended to limit any cause of action that any party may have for any material breach of this Agreement that results in a termination of this Agreement.


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        10.3   OTHER POTENTIAL BIDDERS

               Neither the Seller nor any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents, shall, directly or indirectly, solicit any person concerning any merger, sale of assets, sale of shares of capital stock or similar transaction (each, a "Transaction") involving the Companies or any of them and such person. Notwithstanding the foregoing, the Seller may furnish information concerning the Companies' business, properties or assets to any person pursuant to appropriate confidentiality agreements, and may negotiate with any such person if counsel to the Seller in its sole judgment advises the Board of Directors of the Seller that, in the exercise of its fiduciary responsibilities, such information should be provided or such negotiations should be undertaken.

11.     CONFIDENTIALITY

        11.1   NONDISCLOSURE

               Buyer shall and shall cause its Affiliates to retain in strict confidence all information (whether oral or written) (the "Confidential Information") conveyed to any of them by Seller, the Companies or any of their respective directors, officers, employees or legal, financial (including financing sources) or other representatives or agents (collectively, "Representatives"), regarding the Companies, unless the Confidential Information (i) is publicly available, (ii) was known to Buyer prior to such disclosure, or (iii) is or becomes available to Buyer on a nonconfidential basis from a source other than Seller, the Companies or their respective Representatives, provided that such other source is not bound by a confidentiality agreement with Seller, any of the Companies or any of their respective Representatives. Buyer will use the Confidential Information only in connection with its due diligence investigation with respect to the Companies and shall not otherwise use it in the business of Buyer or any affiliate of Buyer. Buyer shall not disclose the Confidential Information to any third party, except that Buyer shall have the right to communicate the Confidential Information to such of its Representatives (if any) who are required by their duties to have knowledge thereof, provided that each such person is informed that such information is strictly confidential and subject to the provisions of this Section 11 and agrees not to disclose or use such information except as provided herein. Buyer


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               hereby agrees to be responsible for any breach of this
               agreement by its Representatives.

        11.2   COMPELLED DISCLOSURE

               In the event that Buyer becomes legally compelled by deposition, subpoena, or other court or governmental action to disclose any of the confidential information covered by this agreement, Buyer shall provide Seller with prompt prior written notice to that effect, and shall cooperate with Seller and the Companies if Seller seeks to obtain a protective order concerning such confidential information.

        11.3   DISCUSSIONS WITH EMPLOYEES; NO SOLICITATION

               Buyer shall not initiate contact, or engage in discussions, with any employee, customer, or supplier of the Companies without the prior written consent of Seller, except that Buyer may initiate and engage in discussions with solely management level employees of the Companies without such prior written consent. Unless and until the transactions contemplated by this Agreement are consummated, Buyer shall not hire or solicit for employment any employees of the Companies without the written consent of Seller and the Companies for a period of two years from the date of this Agreement.

        11.4   INSIDER TRADING

               Buyer shall advise all of its Representatives who are informed of the matters which are the subject of this Agreement that U.S. securities laws prohibit any person who has material, nonpublic information concerning an issuer of publicly held securities from purchasing of selling such securities.

12.     MISCELLANEOUS

        12.1   CERTAIN DEFINITIONS

               As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

               "affiliate" with respect to any person, means any other person controlling, controlled by or under common control with such person.

               "contracts and other agreements" means all contracts, agreements, understandings, indentures, notes, bonds,


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               loans, instruments, leases, mortgages, franchises, licenses, commitments or other binding arrangements, express or implied.

               "document or other papers" means any document, agreement, instrument, certificate, notice, consent, affidavit, letter, telegram, telex, statement, schedule (including any schedule to this Agreement), exhibit (including any Exhibit to this Agreement) or any other paper whatsoever.

               "Environment" or "Environmental" means air, land, and water or any combination or part thereof.

               "Environmental Contaminant" means any solid, liquid, gas, odor, heat, sound, vibration, radiation, or combination of any of them, or other substance that is regulated or defined or subject to any Environmental Law.

               "Environmental Law or Laws" means any federal, state or local law or regulation relating to Environmental pollution or the protection of the Environment or the Release or threatened Release of any Environmental Contaminant into the Environment.

               "knowledge" with respect to the Buyer means the actual knowledge after reasonable inquiry by any of its officers or directors and, with respect to Seller, means the actual knowledge after reasonable inquiry by any of its officers or directors or by Nancy Zarin, C. Wick Wolfe, Robert DeAngelis, Mel Callahan or Walter Boswell.

               "lien or other encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

               "person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

               "property" means real, personal or mixed property, tangible or intangible.

               "release" means, with respect to Environmental matters, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, or disposing into the Environment of any Environmental


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               Contaminant that has occurred or is occurring on or at, onto, from or beneath any parcel of real property owned, leased or used by the Companies.

        12.2   PUBLICITY

               No publicity release or announcement concerning this Agreement or the transaction contemplated hereby shall be made without advance approval thereof by Seller and Buyer; provided, that Buyer acknowledges that Seller is required to disclose certain information pursuant to applicable securities laws and Buyer agrees not to unreasonably withhold or delay any such approval.

        12.3   NOTICES

               Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails, as follows:

                      if to Seller to:

                             Belding Heminway Company, Inc.
                             1430 Broadway
                             New York, New York  10018
                             Attention:  Gregory H. Cheskin
                                         President

                             with a copy to:

                             Bryan Cave LLP
                             245 Park Avenue
                             New York, New York  10167
                             Attention: Peter A. Eisenberg, Esq.

                      if to Buyer, to:

                             Lewis Textiles Corporation
                             13355 Noel Road
                             Suite 2000
                             Dallas, Texas  75240
                             Attention: John P. Lewis


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                             with a copy to:

                             J. Lewis Partners, L.P.
                             13355 Noel Road
                             Suite 2000
                             Dallas, Texas  75240
                             Attention: John P. Lewis

                             and to:

                             Jackson & Walker, L.L.P.
                             901 Main Street, Suite 6000
                             Dallas, Texas  75202
                             Attention:  Richard F. Dahlson, Esq.

                      if to the Companies after Closing:

                             Belding Hausman Incorporated
                             1430 Broadway
                             New York, New York  10018
                             Attention: Nancy Zarin

                             with a copy to:

                             J. Lewis Partners, L.P.
                             13355 Noel Road
                             Suite 2000
                             Dallas, Texas  75240
                             Attention: John P. Lewis

                             and to:

                             Jackson & Walker, L.L.P.
                             901 Main Street, Suite 6000
                             Dallas, Texas  75202
                             Attention:  Richard F. Dahlson, Esq.

               Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

        12.4   ENTIRE AGREEMENT

               This Agreement (including the schedules and exhibits) and the agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase of the Shares and related transactions, and supersede all prior agreements, with respect thereto.


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        12.5   AMENDMENTS

               This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the parties waiving compliance.

        12.6   GOVERNING LAW

               This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State (without giving effect to conflicts of law principles thereof).

        12.7   BINDING EFFECT; NO ASSIGNMENT; NO THIRD PARTY
               BENEFICIARIES

               This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. Nothing contained herein is intended or shall be construed as creating third party beneficiaries to this Agreement. This Agreement is not assignable except by operation of law or by Buyer to any of its affiliates.

        12.8   VARIATIONS IN PRONOUNS

               All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

        12.9   COUNTERPARTS

               This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        12.10 SCHEDULE DISCLOSURES

               Disclosure of an item on any schedule or in respect of any section, subsection or clause to this Agreement


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               shall constitute disclosure of such item on each other schedule or in respect of each other section, subsection or clause of this Agreement to which such disclosure is relevant.

        12.11 EXHIBITS AND SCHEDULES

               The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

        12.12 HEADINGS

               The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.


                                       LEWIS TEXTILES CORPORATION


                                       By:  /s/Arthur W. Hollingsworth
                                            ____________________________________


                                       Name:   Arthur W. Hollingsworth
                                             ___________________________________

                                       Title:  President
                                              __________________________________


                                       BELDING HEMINWAY COMPANY, INC.


                                       By:  /s/Gregory H. Cheskin
                                            ____________________________________

                                       Name:   Gregory H. Cheskin
                                             ___________________________________

                                       Title:  President
                                              __________________________________



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